CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Davis New York Venture Fund, Inc.:

We consent to the use of our report dated September 21, 2016, with respect to the financial statements and financial highlights of Davis New York Venture Fund (a series of Davis New York Venture Fund, Inc.), incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

KPMG LLP

Denver, Colorado
June 8, 2017